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                         EXECUTIVE EMPLOYMENT AGREEMENT

         This Executive Employment Agreement ("Agreement"), entered into as of February 16, 2001, is made by and between High Speed Net Solutions ("HSNS" or the "Company"), a Florida corporation with offices in Raleigh, North Carolina, and Bjorn Jawerth ("Jawerth") of Raleigh, North Carolina.

         WHEREAS, pursuant to that certain Asset Purchase Agreement dated October 30, 2000, as amended, by and among HSNS, Summus, Ltd., a Delaware corporation ("Summus"), and Summus' stockholders identified therein (the "Asset Purchase Agreement"), HSNS is acquiring certain assets of Summus; and

         WHEREAS, this Agreement is being entered into by the parties in connection with the Asset Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and Jawerth agree as follows:

1. EMPLOYMENT. The Company employs Jawerth and Jawerth accepts employment on the terms and conditions set forth in this Agreement. Jawerth's employment shall commence on the Closing Date under the Asset Purchase Agreement. In the event that the Closing under the


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         Asset Purchase Agreement does not occur, this Agreement shall be considered terminated and neither party shall have any obligation to the other under this Agreement.


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2.       NATURE OF EMPLOYMENT. Jawerth shall serve as co-Chief Executive Officer
         (`co-CEO') and Chief Scientist of HSNS. Jawerth's management responsibilities will be to head Summus Laboratories, develop technologies to support the HSNS business plan and short and long term goals as documented and approved by the Board of Directors, serve as a member of the HSNS Proposal Review Committee and as a member of its Board of Directors ("Board"). Jawerth's appointment as co-CEO is intended to be temporary while the Board conducts a search for a new CEO. When and if the Board finds a new CEO, Jawerth shall relinquish his position as co-CEO, and, at his request, the Company agrees that he shall be elected Chairman of the Board. If there is a new CEO, Jawerth shall report directly to the CEO. Jawerth will be responsible for carrying out, from a research standpoint, the Company's strategy as approved by the Board of Directors. Jawerth will prepare an annual research plan to carry out the Company's business plan, for approval by the Board of Directors. A total of 75% of the research budget shall be devoted to projects assigned by the Board and 25% shall be research projects that Jawerth, in his reasonable judgment, believes are necessary to support and extend the Company's competitive advantage.
         The research budget percentages may be adjusted from time to time by mutual agreement of Jawerth and the Board of Directors. The Board shall have the right to hire a new CEO of its choice, subject to the right of Jawerth to terminate this Agreement for Good Reason as described below.

3.       COMPENSATION.


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         (A)      BASE SALARY. Jawerth shall receive an initial base annual
                  salary of Three Hundred Fifty Thousand Dollars ($350,000), plus such performance bonuses and options as are generally available to other senior management and Board members of the Company, as per review of the Board after recommendation of the Board's Compensation Committee. On each anniversary of this Agreement, Jawerth's annual salary shall be increased a minimum of ten percent (10%).

         (B) BENEFITS. Jawerth shall be entitled to participate in the Company's Executive Benefits Plan, which shall include not less than four (4) weeks of vacation, health insurance benefits, retirement package, car allowance and such other benefits, at a minimum, as listed below or mutually agreed, although the Board may increase such benefits:

                           (I)      Car Allowance = $750 /month.

                           (II) Corporate Apartment and apartment expenses for a period of 6 months from Closing under the Asset Purchase Agreement, up to $2500 /month.

                           (III) Stock Options package to be no less than that of any new CEO of the Company at anytime and protected from dilution to the extent that other officers and directors are protected from dilution. The Stock Options package will be performance-based, with performance determined by the Board based by successful execution of the research plan approved by the Board. The Board of Directors will provide criteria to detail the meaning of "successful execution" at the beginning of each performance period.


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                           (I)      Participation in Employee benefits programs
                  as listed below, or equivalent plans:

                                    1.       Health Insurance - BlueCross
                                             BlueShield of North Carolina
                                    2.       Dental Insurance - BlueCross
                                             BlueShield of North Carolina
                                    3.       Life Insurance - Medical Life
                                             Insurance Company, Cleveland, OH
                                    4.       Vision Insurance - Vision Service
                                             Plan
                                    5.       Section 125 (Flexible Spending
                                             Accounts) - Flores & Associates
                                    6.       Short-term Disability -
                                             Northwestern Mutual Life Insurance
                                             Company
                                    7.       Long-term Disability - Northwestern
                                             Mutual Life Insurance Company Legg
                                             Mason.
                                    8.       Summus Ltd. 401(k) Plan

4.       ADDITIONAL COMPENSATION.

         (a) Jawerth will be paid $500,000 in cash by HSNS as compensation for his non-competition covenants set forth in Section 8 of this Agreement. A payment of $100,000 will be made upon Closing under the Asset Purchase Agreement. The remaining $400,000 will be paid within three months after Closing, paid in monthly installments of no less than $100,000.

         (b) In connection with Closing, HSNS will allow Jawerth to make a private sale of his HSNS stock totaling $2.5 million net proceeds to him by selling 1,666,667 shares of his stock at $1.50 per share, to persons at his own discretion. (c) For the sale of each share of stock referred to in Section 4(b) above, HSNS shall issue to Jawerth a number of HSNS options equal to three times the number of shares he sold pursuant to Section


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                  4(b), each option having a strike price of $1.50, and
                  exercisable at any time during the second through fifth years after the options are issued.

         (d) Jawerth shall be entitled to inventions awards pursuant to an inventions awards plan adopted by HSNS in connection with the Closing.

5. TERM OF EMPLOYMENT. The term of employment pursuant to this Agreement shall be for a period of three (3) years from the Closing Date under the Asset Purchase Agreement, subject to the following provisions:

         (A) WITHOUT CAUSE. Either the Company or Jawerth may terminate the employment relationship without Cause at any time upon giving the other party thirty (30) days' written notice.

         (B) BY JAWERTH FOR GOOD REASON. Jawerth may terminate his employment with the Company at any time for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                  (I) a change in Jawerth's status, title, position or responsibilities which represents an adverse change from his status, title, position or responsibilities in effect immediately prior thereto; the assignment to Jawerth of any duties or responsibilities that are inconsistent with his status, title, position or responsibilities; or any removal of Jawerth from or failure to reappoint or reelect him to any such position, status or title, except in connection with the termination of his employment for Cause or by Jawerth other than for Good Reason. Any


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                           disagreement under this paragraph, if it cannot be
                           resolved by Jawerth and the Board of Directors, shall be subject to binding arbitration under the rules of the American Arbitration Association.

                  (II) A net reduction in the number of research scientists of his research laboratories as of the date of this Agreement by more than fifteen percent (15%) in any year except for resignations which are not prompted by management or which are approved or instructed by Jawerth, and for which positions the Company is rehiring;

                  (III) A net reduction in the fully funded budget of his laboratories for the core research team, which comprise 20 people who are Summus employees under contract in the Asset Purchase Agreement in any six month period by more than ten percent (10%), by more than five percent (5%) in any one year period and by more than two and one-half percent (2 1/2%) over any two year period;

                  (IV) The invention awards program of HSNS is changed without approval of Jawerth.

                  (V) The Board hires a CEO who has not been approved by Jawerth.

                  (VI) HSNS ceases to be a Going Concern, meaning that HSNS or its successor has not actively conducted business for three consecutive months.

                  (VII) A Change in Control of HSNS. For purposes of this Agreement, "Change in Control" is defined as:


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                                    (1)      An acquisition of any voting
                           securities of the Company by any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), after which such Person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of more at least forty percent (40%) of the total voting power of the Company's then outstanding voting securities, but excluding any such acquisition by the Company, any Person of which a majority of its voting power or its voting equity securities or equity interests is owned, directly or indirectly, by the Company (for purposes hereof, a "Subsidiary"), any employee benefit plan of the Company or any of its Subsidiaries (including any Person acting as trustee or other fiduciary for any such plan);

                                    (2)      The shareholders of the Company
                           approve a merger, share exchange, consolidation or reorganization involving the Company and any other corporation or other entity that is not controlled by the Company, as a result of which less than fifty percent (50%) of the total voting power of the outstanding voting securities of the Company or of the successor corporation or entity after such transaction is held in the aggregate by the holders of the Company's voting securities immediately prior to such transaction;

                                    (3)      The shareholders of the Company
                           approve a liquidation or dissolution of the Company, or approve the sale or other disposition by the


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                           Company of all or substantially all of the Company's
                           assets to any Person (other than a transfer to a Subsidiary of the Company);

                                    (4)      During any period of twenty-four
                           (24) consecutive months, the individuals who constitute the Board of Directors of the Company at the beginning of such period (the "Incumbent Directors") cease for any reason to constitute at least two-thirds (2/3) of the Board of Directors; provided, however, that a director who is not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director is elected or recommended for election by at least two-thirds (2/3) of the directors who are then Incumbent Directors, or if Jawerth votes for election of such director.

         (C) BY THE COMPANY FOR CAUSE. The Company may terminate Jawerth's employment at any time for Cause. For purposes of this Agreement, "Cause" shall be defined as Jawerth's material breach of this Agreement. Prior to any termination for Cause arising out of his alleged breach of this Agreement, Jawerth shall be given written notice by the Board, following a majority vote of the Board, specifying the nature of the alleged breach and shall have twenty (20) business days in which to cure, or commence to cure, such breach. If Jawerth effects such a cure or commences such a cure within the twenty
                  (20) business day period, his employment, salary and benefits shall continue in full force and effect. If the Company materially breaches this agreement, it shall have the same right to have the breach described in writing by Jawerth and the same twenty (20) business day cure period.


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         (D)      BY THE COMPANY FOR DISABILITY. The Company may terminate
                  Jawerth's employment in accordance with any applicable law in the event of his "Disability," defined as his physical or mental inability to perform the essential functions of his duties satisfactorily for a period of one hundred eighty (180) consecutive days. The company may wish to purchase key man insurance on Jawerth.

         (E) BY DEATH. This Agreement shall terminate in the event of Jawerth's death.

6.       COMPENSATION AND BENEFITS UPON TERMINATION.

         (A) If the Company terminates Jawerth's employment without Cause or for Disability, he shall be entitled to a severance payment equal to two years his then current base annual salary, to be paid in a lump sum at the time of termination. All options that Jawerth has shall immediately vest. He shall also be entitled to receive for one year following termination the health benefits he is then currently receiving from the Company at no greater cost to him than the cost he paid for such benefits immediately prior to his termination.

         (B) In the event Jawerth terminates his employment for Good Reason, he shall receive severance pay and benefits as if such termination had been by the Company without Cause.

         (C) In the event Jawerth terminates his employment without Good Reason, he shall be entitled to receive an amount equal to two
                  (2) weeks of his then current salary for each year of service under this Agreement. He shall also be entitled to a continuation of his


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                  health benefits for three (3) months at no greater cost to him than the cost he paid for such benefits immediately prior to his termination. In addition, if Jawerth terminates his employment without Good Reason or he is terminated for cause within one year of the Closing Date under the Asset Purchase Agreement Jawerth shall return to the Company all options granted under this Agreement.

         (D) If the Company terminates Jawerth's employment for Cause, he shall be entitled to receive two (2) weeks of his then current salary as severance pay.

         (E) If this Agreement is terminated due to Jawerth's death, the termination shall be treated as a termination by Jawerth for Good Reason, and any monies and other benefits due, so far as such benefits can be monetized, shall be paid to Jawerth's estate.

7.       HSNS PROPERTY.

         (A) All intellectual property developed by Jawerth in connection with his employment by the Company shall be the exclusive property of HSNS. During the term of this Agreement and thereafter, Jawerth shall cooperate with the Company to obtain or confirm rights in the intellectual property developed by Jawerth for HSNS, at the Company's expense. Such rights shall include, but not be limited to, filing and prosecuting applications for obtaining or registering patents, trademarks and copyrights.

         (B) All intellectual property developed by Jawerth entirely on his own time without using any of the Company's equipment, supplies, facilities, Confidential Information, or other assets, and not related to the Business of the Company, shall not be the property of the Company.


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         (C)      HSNS hereby grants to Bjorn Jawerth, personally, a
                  non-exclusive, non-transferable, world-wide license, without right to sublicense, to make and use New Technology, as such term is defined in the HSNS Inventions Awards Plan, that is developed during the twelve months following Closing under the Asset Purchase Agreement. Any rights of Jawerth under this license are subject to his fiduciary obligations as a director and/or officer of the Company, and to his obligations under
                  Section 8 of this Agreement. Jawerth acknowledges that the Company would not grant such license but for the obligations of Jawerth set forth in Section 8. This license shall terminate on the later of the date twelve months from the Closing or such later date as may be set by the Board, excluding Jawerth (either, the "License Termination Date"). If HSNS ceases to be a Going Concern prior to the License Termination Date, the license shall be perpetual and shall include the rights to sell and offer to sell products and services using the licensed New Technology, and the right to sublicense.

8.       NON-COMPETITION.

         (A) Jawerth agrees that, for the period of eighteen (18) months immediately following termination of this Agreement for any reason, he will not, without the prior written consent of HSNS, for his own account or jointly with another, directly or indirectly, for or on behalf of any person or entity, as principal, agent or otherwise:

                  (i) participate in the control or management of or assist a business that develops, markets, licenses out or sells digital media compression products or services


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                           within the Territory (the "Business"), or assist such
                           a business in the development of digital media compression products or services, or accept employment as a consultant, director, officer or manager by a business engaged in the Business, except HSNS; or

                  (ii) solicit or induce, or in any manner attempt to solicit or induce, any person employed or engaged by HSNS in any capacity (including, without limitation, as an employee, distributor, independent contractor or agent), to leave such employment or engagement, whether or not such employment or engagement is pursuant to a contract or is at will.

         (B) Although the parties have, in good faith, used their best efforts to make the provisions of part (a) above reasonable in the scope of activities, geographic area and in duration, and it is not anticipated, nor is it intended, by any of the parties hereto that a Court of competent jurisdiction would find it necessary to reform the provisions hereof to make it reasonable in respect to the scope of activities, geographic area and in duration, or otherwise, the parties understand and agree that if a court of competent jurisdiction determines it necessary to reform the scope of part (a) above in order to make it reasonable in respect to the scope of activities, geographic area or duration, or otherwise, damages, if any, for a breach hereof, as so reformed, would be deemed to accrue to HSNS as of and from the date of such a breach only insofar as the damages for such breach relate to an action which occurred within the scope of activities, geographic area and duration as so reformed.


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         (C)      For purposes of the foregoing, the "Territory" shall mean the
                  United States of America, Canada, Mexico, the countries of the European Union, East Asia, and India. "Digital media compression products or services" shall include, but not be limited to, products and services involving digital media compression, where media can be audio, video, still images, or animation files.

         (D) Jawerth acknowledges that the business of the Company in rich media products and services based on digital media compression is international in scope, that eighteen (18) months of restriction is appropriate given the importance of Jawerth's position with the Company, and that Jawerth has received substantial and adequate consideration for his covenants in part (a) above.

9.       CONFIDENTIAL INFORMATION.

         (A) During the term of this Agreement and for eighteen (18) months following its termination, unless he has the Company's express prior approval with respect to specific information, Jawerth will keep confidential all Confidential Information he receives from the Company, or which he generates during the course of his employment, including technologies owned by the Company. Confidential Information is defined as information not publicly available or which Jawerth did not obtain from non-Company sources that were obligated to keep such information confidential, and information received from third parties that the Company is obligated to keep confidential. Jawerth may disclose Confidential Information, however, if such


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                  information becomes public through no act or omission of
                  Jawerth, or if Jawerth is ordered to disclose such information by a court of competent jurisdiction.

         (B) Jawerth agrees that Confidential Information is the sole and exclusive property of the Company or the third parties that provided the Confidential Information to the Company. Should Jawerth leave the Company, he will return to the Company, upon request, all Confidential Information in his possession.

10.      [RESERVED]

11. WAIVER OF BREACH. A waiver by either party of a breach of any provision of this Agreement does not constitute a waiver of any other provision of this Agreement; nor does it constitute a continuing waiver of the same provision waived.

12. ASSIGNMENT. Because of the professional services involved, the obligations or benefits of Jawerth cannot be assigned without the express prior written permission of HSNS, which shall not be unreasonably withheld. This Agreement cannot be assigned by HSNS without the express prior written approval of Jawerth, which may not be unreasonably withheld. This Agreement shall be binding on all successors and permitted assigns of HSNS.

13. INDEMNIFICATION AND INSURANCE. Jawerth shall be entitled to the full corporate indemnity and defense protections otherwise provided by the Company to its senior officers, through bylaw


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         provisions, corporate policy, applicable law, or otherwise. The indemnification shall also extend to HSNS liabilities before closing for actions in which Jawerth had no involvement. HSNS shall carry standard directors and officers insurance.

14. GOVERNING LAW. This Agreement shall be governed by the laws of North Carolina. The venue for any dispute relating to or arising under this Agreement shall be Raleigh, North Carolina, unless the parties agree otherwise in advance. Before any litigation is instituted, the parties to any such dispute shall first pursue mediation, and if such mediation does not resolve the dispute, then binding Arbitration, under the rules of the American Arbitration Association. The parties hereby consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Agreement and agree that any litigation by or involving them relating to this Agreement shall be conducted in the courts of Wake County, North Carolina or the federal courts of the United States for the Eastern District of North Carolina.

15. PERFORMANCE. Jawerth agrees that he will perform his duties and conduct himself in accordance with applicable laws.

16. THIRD PARTY BENEFICIARIES. Other than permitted successors and assigns, this Agreement does not create, grant or establish any rights in any third parties, including without limitation the members of any inventing team. There are no third party beneficiaries of this Agreement.


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17.      ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties. This Agreement supersedes any previous agreements, written or oral, all of which are deemed to be merged into this Agreement. Any modifications to this Agreement must be in writing and signed by both parties to be effective. This Agreement, to be effective, must be approved by the majority of the current directors of HSNS.

         IN WITNESS WHEREOF, the parties have entered into this Agreement on the date written below.


HIGH SPEED NET SOLUTIONS:


By: /s/ Andrew Fox
    --------------------------------
Title: President and CEO
       -----------------------------


BJORN JAWERTH:


/s/ Bjorn Jawerth                                              2/16/01
------------------------------------                 ---------------------------
                                                                Date


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